Exhibit 99.1

JRSIS Health Care Corporation (OTCQX: JRSS) Send Medical Specialists

to Hubei Amid Epidemic

HEILONGJIANG PROVINCE, P.R. CHINA, Feb. 13, 2020 - JRSIS Health Care Corporation. ("JRSS" or "the Company") (OTCQX: JRSS), a Florida corporation that owns and operates a network of three hospitals in Harbin City, China, today announced that in February 12 JRSS sent a first group of 10 medical specialists from Heilongjiang Province to Hubei Province in order to aid the fight against the novel coronavirus pneumonia (COVID-19).

On February 10, 2020, Jiarun Hospital, a subsidiary of JRSIS Health Care Corporation, carefully selected 23 outstanding medical specialists from the 327 medical specialists who applied to form the Hospital's "Outbreak Assistance Medical Team". On February 12, 2020, the first group of 10 medical specialists from JRSS set out for the expedition. According to national requirements, the first batch of support medical specialists was 10; the remaining 13 will go in batches according to national requirements. The medical specialist team leader Zhang Shujuan said: "History is always so similar. With SARS in 2003, the Sichuan Wenchuan earthquake in 2008, and the influenza in 2013, the history of the struggle between man and nature has been constantly present on the Chinese land. And all this affects the hearts of people across the country, especially us as medical staff. It’s my honor to be the team leader. Participating in the rescue team carries a great responsibility. Carrying the spirit of JRSS, I will lead the medical specialists team to rescue patients, fighting the disease, and ensure the completion of our mission."

The ten doctors and nurses from the JRSS are of different ages as well as life experiences, and come from different family backgrounds, but they share the same goal during this trip – to eradicate the novel coronavirus and realize the goal of their professional mission.

Mr. Zhang Junsheng, Chairman of JRSIS Health Care Corporation, said, "As the first private hospital medical specialist team in Heilongjiang Province, the mission of Jiarun Hospital is to eliminate disease, promote health, harmonize doctors and patients, and give top priority to patients. With a spirit of team effort, JRSS will support the medical specialist team fighting in Hubei, China with all aspects of human, material and financial resources to help them overcome the difficulties of their mission, cheer them up, and let them know that although they are far away, the hearts of all the staff of JRSS accompany them. At the same time, I hope that the team members will adhere to scientific discipline to protect themselves. With the support of the people of China and the Chinese people all over the world, we will resolutely win the war to defeat this virus, the good days will finally return!”

The 10 team members bid farewell to their colleagues and family and vowed to win the battle against coronavirus infection. They are sons, fathers, husbands, daughters, mothers, and wives, but they always remember that they are also the angel in white.

Note: The first 10 medical specialists team from JRSS:

Dr. Zhang Shujuan, the team leader, chief physician of the First Department of the Heart,

Dr. Wei Fenglan, chief physician of the Critical Care Department,

Dr. Dong Ying, chief physician of the Second Department of Internal Medicine,

Dr. Zhang Huaisen, chief physician of the Emergency Department,

Dr. Guo Linquan, attending respiratory physician,

Yuan Mei, nurse of the Department of Respiratory Medicine,

Wang Lina, nurse of the Department of Neurology,

Yuan Chunmei, nurse of the First Department of Neurology,

Meng Xiangyu, cardiac first nurse of the Cardiac Department,

Wang Xiumin, second nurse of the Cardiac Department

About Jrsis Health Care Corporation.

JRSIS Health Care Corporation provides well rounded medical services to all of its patients. From less complicated services such as Dentistry to highly sophisticated Surgery, the Hospital provides services throughout the 24 hours of the day. Its hospitals boast modern facilities and cutting-edge equipment, as well as highly skilled and experienced personnel ready to attend to patient medical and healthcare needs.

For further information, please visit www.jhcc.cn

Forward-Looking Statements

Certain statements in this news release contain forward-looking information. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. The economic, competitive, governmental, technological and other risk factors identified in the Company's filings with the Securities and Exchange Commission, specifically Item 1A, "Risk Factors," in the Form 10-K for the year ended December 31,2018, may cause actual results or future events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact:

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2860264901@qq.com

RELATED LINKS

JRSIS Health Care Corporation

http://www.jhcc.cn